Exhibit 10.1

AMENDMENT NO. 1 TO

MAC-GRAY CORPORATION

2009 STOCK OPTION AND INCENTIVE PLAN

The Mac-Gray Corporation 2009 Stock Option and Incentive Plan, as amended, is hereby amended by deleting Section 3(a) in its entirety and replacing it with the following:

(a)    Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,300,000 shares, subject to adjustment as provided in this Section 3.  For purposes of this limitation, the shares of Stock underlying any Awards awarded under this Plan or the Company’s 2005 Stock Option and Incentive Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan.  Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof.  Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 250,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 1,500,000 shares of the Stock may be issued in the form of Incentive Stock Options.  The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.